UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by the Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
GREEN BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

August 26, 2011
Dear Fellow Shareholder:
TIME IS SHORT AND YOUR VOTE IMPORTANT!
The important special meeting of Green Bankshares, Inc. shareholders is just over a week away, and according to our latest records, we have not yet received your proxy. The Board of Directors believes that the Company’s business, financial results and prospects could be materially and adversely affected if the transaction with NAFH is not completed.
LEADING PROXY ADVISORY SERVICES RECOMMEND “FOR”
Institutional Shareholder Services and Glass, Lewis & Co., LLC, whose analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries, have both recommended that Green Bankshares shareholders vote FOR the proposals relating to the transaction. In its report Glass Lewis noted: “In light of the Company’s operating and capital troubles as well as the rigorous strategic review process conducted by the board and the independent financial advisor, we believe that shareholders should support these proposals.”
Even if you believe you have already done so, please take a moment to vote your shares FOR the proposals set out in the proxy statement. To ensure your shares are represented at the meeting, please vote TODAY by telephone or over the Internet, following the easy instructions on the enclosed proxy card.
Very truly yours,

Stephen M. Rownd
Chairman of the Board,
Chief Executive Officer and President

If you have any questions, or need assistance in the last-minute voting of your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.